Exhibit 10.22

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.
2001 Ross Avenue, Suite 2800
Dallas, Texas 75201

PRIVATE AND CONFIDENTIAL

October 14, 2019

One Water Assets & Operations, LLC,
6275 Lanier Islands Parkway
Buford, Georgia 30518
Attention: Philip Austin Singleton, Jr., CEO

Project Float
Commitment Letter

Ladies and Gentlemen:

You have informed Goldman Sachs Specialty Lending Group, L.P. (“we”, “us” or “GSSLG” and, together with its affiliates, “Goldman Sachs”) that One Water Marine Holdings, LLC, a Delaware limited liability company (“Holdings”) and certain subsidiaries of Holdings, as borrowers (collectively, “you” or the “Companies”) desire to refinance certain credit facilities made available to the Companies pursuant to that certain Credit and Guaranty Agreement dated as of October 28, 2016 (as amended, the “Existing Credit Agreement”), by and among Holdings, the Companies, GSSLG and the lenders party thereto, in connection with the initial public offering of OneWater Marine Inc., a Delaware corporation and an indirect equity holder of Companies (“PubCo” and together with the Companies and Holdings, the “Credit Parties”). The parties hereto intend to refinance the credit facilities provided under the Existing Credit Agreement via an amended and restatement thereof or with a new credit facility, in either case, on the terms set forth in Annex B to consist of (a) up to $100 million under a senior secured multi-draw term loan facility (the “MDTL Facility”); and (b) up to $10 million under a senior secured revolving credit facility (the “Revolving Credit Facility” and, collectively with the MDTL Facility, the “Credit Facilities”). The proceeds of the MDTL Facility are expected to be used to (a) refinance all outstanding obligations under the Existing Credit Agreement, (b) redeem existing preferred equity interests, (c) pay fees and expenses in connection with the transactions contemplated hereby, and (d) to fund Permitted Acquisitions under the Credit Documents. The proceeds of the Revolving Facility are expected to be used to provide for the ongoing working capital requirements of the Companies and for general corporate purposes in accordance with the terms of the documentation governing the Credit Facilities. The approximate sources and uses of the funds necessary to consummate the transactions described above are set forth in Annex B, and certain additional conditions to the Commitments (defined below) are set forth in Annex C.  The definitive documentation of the Credit Facilities will include, without limitation, (a) an amendment and restatement of or a replacement credit agreement for the Existing Credit Agreement and (b) with respect to any existing security instruments or other ancillary loan documents, amendments to or, if reasonably determined by us to be necessary or appropriate, amendments and restatements of or replacement security instruments for such security instruments and/or ancillary loan documents, as the case may be.

We are pleased to confirm the arrangements under which (i) GSSLG is exclusively authorized by the Companies to act as administrative agent and documentation agent in connection with the Credit Facilities, and (ii) GSSLG commits to provide the full $110 million of the Credit Facilities (the “Commitments”), in each case on the terms and subject to the conditions set forth in this commitment letter and in the attached Annexes A, B and C hereto (collectively, this “Commitment Letter”; capitalized terms used but not defined herein shall have the meanings given to them in the attached Annex A, B or C, as applicable). You hereby appoint GSSLG to act in each such role. Our fees and certain other economic entitlements for our services related to the Credit Facilities are set forth in a separate confidential fee letter (the “Fee Letter”) entered into by the Credit Parties and GSSLG on the date hereof.

Our commitments are subject, in our discretion, to the following conditions: (i) the conditions set forth in Annexes A, B and C; (ii)  the Credit Parties’ compliance with the terms of this Commitment Letter and the Fee Letter; and (iii) the satisfaction of all conditions precedent set forth in the Credit Documents. Our commitment is also conditioned upon and made subject to our not becoming aware after the date hereof of any new or inconsistent information or other matter not previously disclosed to us relating to the Credit Parties or any related subsidiaries or affiliates or the transactions contemplated by this Commitment Letter which we, in our reasonable judgment, deem material and adverse relative to the information or other matters disclosed to us prior to the date hereof.

By executing this Commitment Letter, the Credit Parties agree on their behalf and on behalf of their respective affiliates that from and after the date hereof until the date which is 90 days after the date hereof, the Credit Parties and their respective affiliates (i) will cease any discussion with other potential financing providers, and will not directly or indirectly engage in discussion with, provide any information to, or transmit any letter of intent, indicative terms or other document or response to any person or entity other than Goldman Sachs in connection with soliciting or receiving from such financing provider, person or entity a proposal, commitment, exclusivity arrangement or definitive agreement to provide debt or equity financing (including any modification, extension, or continuation of existing credit facilities) other than floorplan financing, and (ii) will not enter into any definitive agreement for a debt or equity financing (including any modification, extension, or continuation of existing credit facilities) that is in lieu of, inconsistent with, or reasonably expected to interfere with the Credit Facilities if GSSLG is ready, willing and able to provide the proceeds of the Credit Facilities on the terms and conditions substantially as set forth in this Commitment Letter.

GSSLG intends and reserves the right to syndicate the Credit Facilities to the Lenders.  GSSLG will lead the syndication, including the selection of potential Lenders, determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to GSSLG pursuant to the terms of this Commitment Letter and the Fee Letter. GSSLG will determine the final commitment allocations and will notify you of such determinations. You agree to use all commercially reasonable efforts to ensure that GSSLG’s syndication efforts benefit from the Credit Parties’ existing lending relationships. To ensure an orderly and successful syndication of the Credit Facilities, the Company agrees that, until the termination of the syndication as determined by GSSLG, the Company will not, and will not permit any of its affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or securities of the Company or any of its subsidiaries or affiliates (other than the Credit Facilities and other indebtedness contemplated hereby to remain outstanding after the Closing Date), including any renewals or refinancings of any existing debt facility or securities, without the prior written consent of GSSLG. The Company agrees to enter into such amendments to the Loan Documents as may be requested by GSSLG to give effect to the foregoing sentence.

2

The terms of this Commitment Letter are intended as an outline of certain of the material terms of the Credit Facilities, but do not include all of the terms, conditions, covenants, representations, warranties, default clauses and other provisions that will be contained in the Credit Documents. The Credit Documents shall include, in addition, provisions that are customary or typical for financings of this type.

In addition, the Credit Parties each represent and covenant that (i) all information, other than Projections (defined below), which has been or is hereafter provided directly or indirectly by the Credit Parties or any of their respective representatives to GSSLG in connection with the transactions contemplated hereunder (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning the Credit Parties, and their respective subsidiaries that have been or will be made available to GSSLG by the Credit Parties or any of their respective representatives (the “Projections”) have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made. You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects under those circumstances.

By executing this Commitment Letter, you agree to reimburse GSSLG from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of all legal counsel to GSSLG (including, but not limited to, special and local counsel retained by GSSLG) and examiners, search fees, due diligence expenses, transportation expenses, and appraisal, environmental, audit, and consultant costs and expenses) incurred before and during the term of this Commitment Letter in connection with the Credit Facilities, the preparation of the definitive documentation therefor and the other transactions contemplated hereby, regardless of whether any of the transactions contemplated hereby are consummated.

In addition, in connection with arrangements such as this, it is GSSLG’s policy to receive indemnification. You agree to the provisions with respect to indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

2

GSSLG hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), GSSLG and each Lender is required to obtain, verify and record information that identifies each borrower and guarantor under the Credit Facilities, which information includes the name and address and other information of each such person or entity that will allow GSSLG and each Lender to identify each such person or entity in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective for GSSLG and each Lender.

Please note that this Commitment Letter and the Fee Letter and any written or oral advice provided by us in connection with this arrangement (i) are exclusively for the information of the board of directors (or equivalent governing body, person or entity) and the senior management of the Credit Parties and (ii) may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to GSSLG, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided, however, that we hereby consent to disclosure of (x) this Commitment Letter, the Fee Letter and such advice to the officers, directors, agents and advisors of the Credit Parties who are directly involved in the consideration of the Credit Facilities to the extent such persons or entities agree to hold the same in confidence, (y) this Commitment Letter and Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof) and (z) this Commitment Letter (but not the Fee Letter) as required in connection with any public filing to be made with the Securities and Exchange Commission or other applicable regulatory authorities and stock exchanges which are required to be made by you in connection with a Qualifying IPO.

As you know, Goldman, Sachs & Co. LLC (“GS & Co”) is a full service securities firm engaged, either directly or through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, GS & Co or its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Credit Parties and other companies which may be the subject of the arrangements contemplated by this Commitment Letter, including any of their respective affiliates, for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. GS & Co or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Credit Parties or other companies which may be the subject of the arrangements contemplated by this Commitment Letter and any of their respective affiliates.

Goldman Sachs may have economic interests that conflict with those of the Credit Parties. You agree that Goldman Sachs will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between Goldman Sachs, on the one hand, and the Credit Parties, their respective stockholders or their respective affiliates, on the other. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between Goldman Sachs, on the one hand, and the Credit Parties, on the other, (ii) in connection therewith and with the process leading to such transaction, Goldman Sachs is acting solely as a principal and not the agent or fiduciary of the Credit Parties, their respective management, stockholders, creditors or any other person or entity, (iii) Goldman Sachs has not assumed an advisory or fiduciary responsibility in favor of the Credit Parties with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether Goldman Sachs or any of its affiliates has advised or is currently advising the Credit Parties on other matters) or any other obligation to the Credit Parties except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Credit Parties have consulted their own legal and financial advisors to the extent it deemed appropriate. The Credit Parties further acknowledge and agree that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Credit Parties agree that it will not claim that Goldman Sachs has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Credit Parties, in connection with such transaction or the process leading thereto. In addition, GSSLG may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Credit Parties and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to GSSLG hereunder.

3

The provisions of the immediately preceding six paragraphs and the fourth paragraph of this Commitment Letter shall remain in full force and effect regardless of whether any definitive documentation for the Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder.

This Commitment Letter may not be assigned by the Companies without GSSLG’s prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the parties hereto. GSSLG may assign its commitments hereunder, in whole or in part (including, for example, our commitment to provide the Credit Facilities), to any of its affiliates, and upon such assignment, GSSLG shall be released from the portion of its commitment hereunder that has been assigned. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto or thereto, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.

Our commitment hereunder shall terminate upon the first to occur of (i) at our election, upon any of (A) a material breach by the Credit Parties under this Commitment Letter, the Fee Letter or any other document executed in connection herewith, (B) the consummation of the Qualifying IPO without the use of the Credit Facilities, or (C) the termination or abandonment of any agreement to consummate the Qualifying IPO or any part thereof prior to the consummation of the Qualifying IPO and (ii) ninety (90) days after the date hereof, unless the closing of the Credit Facilities, on the terms and subject to the conditions contained herein, shall have been consummated on or before such date.

In addition, please note that Goldman Sachs does not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Credit Parties (and each employee, representative or other agent of the Credit Parties) may disclose to any and all persons or entities, without limitation of any kind, the tax treatment and tax structure of this potential transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Credit Parties relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

4

This Commitment Letter may be executed in any number of counterparts, each of which when executed shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter and the Fee Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Any party delivering an executed counterpart of this Commitment Letter or the Fee Letter via facsimile or other electronic transmission shall, at our request, also deliver to us or our counsel a manually executed original, but the failure to do so does not affect the validity, enforceability or binding effect of this Commitment Letter or the Fee Letter.

THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. Each of the parties hereto agrees that any suit or proceeding arising in respect to this arrangement or any matter referred to in this Commitment Letter or the Fee Letter will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of New York and each of the parties hereto agrees to submit to the jurisdiction of, and to venue in, such courts. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING IN CONNECTION WITH OR AS A RESULT OF EITHER OUR COMMITMENT OR ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY WAIVED BY EACH OF THE PARTIES HERETO. The provisions of this paragraph shall remain in full force and effect regardless of whether any definitive documentation for the Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder.

THIS COMMITMENT LETTER AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SPECIFIC MATTERS HEREOF, SET FORTH THE ENTIRE UNDERSTANDING OF THE PARTIES HERETO, SUPERSEDE ANY PRIOR AGREEMENTS AMONG THE PARTIES HERETO WITH RESPECT TO THE CREDIT FACILITIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to GSSLG the enclosed copy of this Commitment Letter and the Fee Letter on or before the close of business on October 15, 2019, whereupon this Commitment Letter and the Fee Letter shall become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this assignment.

[Remainder of page intentionally left blank]

5

Very truly yours,

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.

By:	/s/ David Miller
Name:	David Miller
Title:	Authorized Signatory

[Signature Page to Commitment Letter – Project Float]

ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE:

COMPANIES:

SINGLETON ASSETS & OPERATIONS, LLC LEGENDARY ASSETS & OPERATIONS, LLC SOUTH FLORIDA ASSETS & OPERATIONS, LLC 651 S FEDERAL HIGHWAY, LLC

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	Manager

BOSUN’S ASSETS & OPERATIONS, LLC ONE WATER ASSETS & OPERATIONS, LLC SOUTH SHORE LAKE ERIE ASSETS & OPERATIONS, LLC

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	CEO

SUNDANCE LAUDERDALE REALTY, INC.

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	President

MIDWEST ASSETS & OPERATIONS, LLC

By: One Water Assets & Operations, LLC, its Manager

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	CEO

[Signature Page to Commitment Letter – Project Float]

HOLDINGS:

ONE WATER MARINE HOLDINGS, LLC

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	CEO

PUBCO:

ONEWATER MARINE INC.

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	CEO

[Signature Page to Commitment Letter – Project Float]

Annex A

In the event that Goldman Sachs, or any of the partners, directors or equivalents, agents, employees and controlling persons or entities (if any), as the case may be, of Goldman Sachs (each, an “Indemnified Person”), becomes involved in any capacity in any action, proceeding or investigation brought by or against any person or entity, including any of your affiliates, shareholders, partners, members, or other equity holders, in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or in any fee letter (together, the “Letters”), you agree to periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. You also will indemnify and hold each Indemnified Person harmless against any and all losses, claims, damages, penalties, expenses or liabilities to any person or entity arising in connection with or as a result of either this arrangement or any matter referred to in the Letters, and without regard to the exclusive or contributory negligence of any Indemnified Person, except to the extent that such have been found by a final, non-appealable judgment of a court of competent jurisdiction that any such loss, claim, damage, penalty, expense or liability results from the gross negligence or willful misconduct of such Indemnified Person in performing the services that are the subject of the Letters. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or is insufficient to hold it harmless, then you shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, penalty, expense or liability in such proportion as is appropriate to reflect the relative economic interests of you and your affiliates and equity holders on the one hand and such Indemnified Person on the other hand in the matters contemplated by the Letters as well as the relative fault of you, your affiliates and equity holders, and such Indemnified Person with respect to such loss, claim, damage, penalty, expense or liability and any other relevant equitable considerations. Your reimbursement, indemnity and contribution obligations under this paragraph shall be in addition to any liability that you may otherwise have, shall extend upon the same terms and conditions to any affiliate of any Indemnified Person and the partners, directors, agents, employees and controlling persons or entities (if any), as the case may be, of such Indemnified Person and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of you, any Indemnified Person, any such affiliate and any such other person or entity. You also agree that neither any Indemnified Person nor any of its affiliates, partners, directors, agents, employees or controlling persons or entities shall have any liability based on its or their exclusive or contributory negligence or otherwise to you or any person or entity asserting claims on behalf of or in right of you or any other person or entity in connection with or as a result of either this arrangement or any matter referred to in the Letters, except to the extent that any losses, claims, damages, penalties, liabilities or expenses incurred by you have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person in performing the services that are the subject of the Letters; provided, however, that in no event shall such Indemnified Person or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of such Indemnified Person’s or such other parties’ activities related to the Letters. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either this arrangement or any matter referred to in the Letters is hereby waived by the parties hereto. You agree that any suit or proceeding arising in respect to this arrangement or any matter referred to in the Letters will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of New York and you agree to submit to the jurisdiction of, and to venue in, such courts. The provisions of this Annex A shall survive any termination or completion of the arrangement provided by the Letters, and this Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

Annex A-1

Annex B

TERM SHEET

CONFIDENTIAL
SENIOR SECURED CREDIT FACILITIES

PubCo:	OneWater Marine Inc., a Delaware corporation (“PubCo”).

Holdings:	One Water Marine Holdings, LLC, a Delaware limited liability company (“Holdings”).

Borrowers:	Consistent with the Documentation Principles (the “Borrowers”).

Guarantors:	Consistent with the Documentation Principles; provided that, PubCo will be an additional Guarantor. The Guarantors, collectively with the Borrowers, are referred to as the “Credit Parties”).

Sole Lead Arranger:	Consistent with the Documentation Principles.

Administrative Agent:	Consistent with the Documentation Principles.

Lenders:
Goldman Sachs Specialty Lending Group, L.P., as lender (in such capacity, “GSSLG”) and/or one or more of its affiliates and/or other financial institutions approved by GSSLG (each, a “Lender” and, collectively, the “Lenders”).

Existing Credit Agreement:
That certain Credit and Guaranty Agreement, dated as of October 28, 2016 and as amended from time to time, entered into by and among Holdings, the Borrowers, Goldman Sachs Specialty Lending Group, L.P., as administrative agent and as collateral agent (in such capacities, “Existing Agent”), and OWM BIP Investor, LLC and Goldman Sachs Specialty Lending Holdings, Inc. (each an “Existing Lender”, and together, the “Existing Lenders”).  Capitalized terms not defined herein shall have the same meaning ascribed to them in the Existing Credit Agreement.

Credit Facilities:
$110,000,000 (the “Total Facility Amount”), consisting of (i) a $10,000,000 Revolving Credit Facility (the “Revolving Credit Facility”) and (ii) a $100,000,000 Multi-draw Term Loan Facility (the “MDTL Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”).

Documentation Principles:
The terms of the Credit Documents will be based on the terms of the Existing Credit Agreement and the related loan and security documents delivered in connection therewith, in each case, as modified to reflect (i) this Term Sheet, (ii) market syndicated loan documentation updates (including but not limited to (A) customary provisions regarding the Beneficial Ownership Regulation (as defined in Annex C), (B) LIBOR replacement, (C) swaps and other qualified financial contracts, (D) compliance with the Employee Retirement Income Security Act of 1974 (as amended), and (E) divisions by limited liability companies under Delaware law), (iii) Agent’s internal form documentation updates, and (iv) other changes as may mutually be agreed (the provisions of this paragraph referred to herein as the “Documentation Principles”).  For the avoidance of doubt, consistent with the Existing Credit Agreement, all leases that are or would be treated as operating leases for purposes of GAAP prior to December 15, 2018 shall continue to be accounted for as operating leases for purposes of the financial terms, under the Credit Facilities regardless of any change to GAAP following such date which would otherwise require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect prior to December 15, 2018.

Annex B-1

Uses of Proceeds:
Proceeds from the MDTL Facility will be partially used to refinance Holding’s existing credit facilities (the “Existing Credit Facilities”), and existing preferred equity interests, and pay fees and expenses, with the remainder to be used for “Permitted Acquisitions” (criteria to be consistent with the terms of the Existing Credit Agreement, provided, for the avoidance of doubt, acquisitions less than or equal to $5,000,000 (excluding amounts paid for inventory and/or working capital) shall be deemed Permitted Acquisitions subject to customary reporting and legal diligence requirements, among others). The Revolving Credit Facility will be unfunded at closing but may be used for working capital and general corporate purposes.

Incremental Uncommitted Facility:	The Credit Facilities will provide for a $20,000,000 uncommitted incremental multi-draw term loan facility with terms and conditions to be mutually agreed by Holdings and Agent.

Closing Date:	The date on which all conditions to the closing of the Credit Facilities have been satisfied (the “Closing Date”).

Maturity Date:	The date that is 5 years after the Closing Date (the “Maturity Date”).

Interest Rates:	All rates shall be calculated on a 360-day basis:

Current/Cash-Pay Rate:
A floating rate of LIBOR + 7.00% or Base Rate + 6.00%, with a 1.50% LIBOR floor and a 4.50% Base Rate Floor, payable monthly for Base Rate borrowings and up to quarterly for LIBOR borrowings, provided that, so long as no default or event of default has occurred and is continuing, the Current/Cash-Pay Rate shall be determined according to the following grid (based on the most recent fiscal quarter for which a compliance certificate has been delivered); except that (a) for the first twelve months following the Closing Date, the Current/Cash-Pay Rate shall be no less than the amounts listed in Tier 2 under the below grid and (b) the Current/Cash-Pay Rate shall be deemed to be Tier 1 if Holdings fails to deliver quarterly consolidated financials and a related compliance certificate required to be delivered by it consistent with the Documentation Principles, during the period from the expiration of the required time for delivery thereof until such items are so delivered:

Tier	Senior Leverage Ratio	LIBOR		Base Rate
		Margin	Floor	Margin	Floor
1	> 1.50 x	7.00%	1.50%	6.00%	4.50%
2	< 1.50 x & > 1.00 x	6.50%	1.50%	5.50%	4.50%
3	< 1.00 x	5.50%	1.50%	4.50%	4.50%

PIK Rate:
For a single twelve month period following the Closing Date, Holdings may elect to pay the Current/Cash-Pay Rate in kind (the “PIK Option”), subject to a 2.00% premium (the “PIK Premium”) on the Interest Rate for such amounts elected to be paid in kind (the sum of the Current/Cash-Pay Rate and the PIK Premium, the “PIK Rate”).

The PIK Rate, if applicable, shall compound quarterly, and shall be due and payable on the Maturity Date, subject to Mandatory Prepayments, if applicable, provided Holdings may elect to prepay any amounts owed under the PIK Rate prior to the Maturity Date without penalty.

Default Rate:	2.00% in addition to the Current/Cash-Pay Rate (and/or PIK Rate, if applicable), payable on demand.

Annex B-2

Un-drawn Facility Fee:
0.50% per annum times the daily average aggregate un-drawn portion of the Revolving Credit Facility and the MDTL Facility shall accrue from the Closing Date and shall be payable monthly in arrears to Agent for the ratable benefit of the Lenders under the Revolving Credit Facility and the MDTL Facility.

Availability:
MDTL Facility:  Amounts are available to be drawn under the MDTL Facility for Permitted Acquisitions during the period beginning on the Closing Date and ending on the date that is 24 months after the Closing Date (the “MDTL Availability Period”) and subject to pro forma compliance with the Credit Documents and the Incurrence Test Multiple. Amounts repaid under the MDTL Facility may not be reborrowed.

Availability under the Credit Facilities shall not exceed the lesser of:

(a) the unused commitment amount; or

(b)
the most recent trailing 12 months Adjusted (with such adjustments to include (1) pro forma credit for acquisitions and identified synergies as approved by Agent, and (2) other adjustments consistent with the Documentation Principles) EBITDA (with such EBITDA calculation reduced by any interest paid under the Approved Floorplan Financing) multiplied by the then in effect maximum leverage multiple (initially set at 2.00x with step-downs to be determined; the “Incurrence Test Multiple”) less the sum of (i) outstanding amounts under the Credit Facilities and (ii) all other indebtedness (including capital leases but excluding Approved Floorplan Financing) of the Credit Parties.

Draws under the Credit Facilities will be subject to pro forma compliance with the Credit Documents.

Amortization:	Revolving Credit Facility: None. All loans outstanding under the Revolving Credit Facility shall be payable on the Maturity Date.

MDTL Facility: The loans under the MDTL Facility (the “MDT Loans”) shall, commencing with first fiscal quarter first occurring following the end of the MDTL Availability Period, be repayable in equal consecutive quarterly installments in an annual amount equal to 5.0% of the principal amount of the MDT Loans, with the final balance of the MDT Loans payable on the Maturity Date.

Mandatory Prepayments:	Consistent with the Documentation Principles.

Voluntary Prepayments:	Consistent with the Documentation Principles.

Goldman Sachs Collateral:	Consistent with the Documentation Principles.

Floorplan Lender Collateral:	Consistent with the Documentation Principles.

Financial Covenants:
Consistent with the Documentation Principles and customary and appropriate for GSSLG transactions, including without limitation, financial covenants (measured quarterly) related to minimum fixed charge coverage, maximum total leverage ratio (including capital leases but excluding Approved Floorplan Financing) of 3.00x (with step-downs TBD), maximum senior leverage ratio (including capital leases but excluding Approved Floorplan Financing and Approved Subordinated Debt) of 2.50x (with step-downs TBD), and minimum availability/liquidity at all times.

Affirmative Covenants:	Consistent with the Documentation Principles.

Negative Covenants:	Consistent with the Documentation Principles.

Representations and Warranties, Events of Default, and Indemnification:	Consistent with the Documentation Principles.

Other Conditions and Requirements:	As set forth in Annex C:

Choice of Law:	State of New York.

Structure Flex:
GSSLG retains the right to modify the terms, conditions, pricing and/or structure of the Credit Facilities for purposes of establishing “first out” and “last out” tranches, including structural changes that modify the application of proceeds of collateral and payments to “first out” and “last out” lenders subject to terms mutually agreeable to GSSLG and such applicable lenders so long as the weighted-average cost at closing (calculated as of closing on a blended basis without giving effect to any changes resulting from amortization or prepayments) remains unchanged. The Credit Parties agree to enter into such amendments to the Loan Documents as may be requested by GSSLG to give effect to the foregoing sentence.

This Term Sheet does not purport to summarize all the terms, conditions, representations, warranties and other provisions with respect to the transactions referred to herein.

[Remainder of Page Intentionally Blank]

Annex B-3

Annex C

Summary of Additional Conditions Precedent to the Credit Facilities

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Credit Facilities referred to in the Commitment Letter of which this Annex C is a part (together with all annexes thereto, the “Commitment Letter”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Commitment Letter, as applicable.

1.
The preparation, execution and delivery of a definitive credit agreement (the “Credit Facilities”) and other loan and security documents (including, but not limited to, the Equity Pledge Agreement referred to below) executed in connection therewith (together with the Credit Facilities, collectively, the “Credit Documents”), which shall be in form and substance acceptable to Agent and the delivery of other customary closing documents (including, among other things, satisfactory legal opinions (which shall not contain any expiration dates and shall cover, among other issues, organizational power and authority, enforceability, no conflicts, Article 9 and other relevant issues under New York and other relevant, state, federal and foreign law), satisfactory lien searches, satisfactory guaranties, collateral documents, intercreditor agreements, and subordination agreements (including, but not limited to, management fee subordination agreements, if applicable, and amendments to or restatements of subordination agreements in respect of any outstanding seller notes, earn-outs and/or disqualified stock or related obligations incurred in connection with the Existing Credit Agreement (as defined in Annex B)), in each case, to the extent applicable);

2.
All documents required to be delivered under the Credit Documents, including corporate records and documents from public officials and officers’ certificates of the Credit Parties, shall have been delivered;

3.	The representations and warranties of the Credit Parties in the Credit Documents shall be true, correct and complete;

4.
The Lenders shall have received satisfactory evidence that Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Credit Documents) lien and security interest in the collateral described in the term sheet attached as Annex B to the Commitment Letter, including, without limitation, general and collateral releases from prior lenders, customary corporate and estoppel certificates, fee and leasehold mortgages and related documentation and title policies, charges, and debentures, and landlord/mortgagee/bailee waivers and estoppels;

5.
Agent shall have received: (i) audited financial statements of Holdings and its Subsidiaries for the fiscal year ending September 30, 2018, (ii)  for the interim period from September 30, 2018 to the Closing Date, unaudited financial statements of Holdings and its Subsidiaries for each quarterly period completed prior to 45 days before the Closing Date, and for each monthly period completed prior to 30 days before the Closing Date (but in any event, including monthly unaudited financial statements of Holdings and its Subsidiaries relating to the period ending August 31, 2019), all in form and substance satisfactory to Agent; (iii) pro forma consolidated and consolidating balance sheets of PubCo and its subsidiaries as at the Closing Date, and reflecting the consummation of the Qualifying IPO, the financing thereof (including, without limitation, any incurrence of indebtedness under the Credit Facilities) and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date (collectively such transactions, the “Transactions”), which pro forma financial statements shall be in form and substance satisfactory to Agent, (iv) pro forma consolidated and consolidating income statements of PubCo and its subsidiaries as at the Closing Date, and reflecting the consummation of the Transactions, and (v) projections of PubCo and its subsidiaries for the fiscal periods requested by the Lenders, including monthly projections for each month during such fiscal periods;

Annex C-1

6.
Since September 30, 2018, there shall have occurred no (a) material adverse change in or effect on: (i) the business, condition (financial or otherwise), assets, liabilities (actual or contingent), operations, management, performance, properties, or prospects of the Credit Parties, taken as a whole, (ii) the ability of any Credit Party to fully and timely perform its obligations under the Credit Documents, (iii) the ability of Agent to enforce the Credit Documents (any of the foregoing being a “Material Adverse Change”) or (b) disruption, adverse change or condition in the financial, lending, banking or capital markets generally;

7.
Agent shall not have become aware after the date of the commitment with respect to the Credit Facilities of any new or inconsistent information or other matter not previously disclosed to Agent relating to the Credit Parties or their respective subsidiaries or affiliates or the Transactions which Agent, in its reasonable judgment, deems material and adverse relative to the information or other matters disclosed to Agent prior to the date hereof;

8.
The absence of any action, suit, investigation, litigation, or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or governmental authority that singly or in the aggregate could reasonably be expected to materially impair the Transactions, or that could result in a Material Adverse Change;

9.	The capital structure of the Credit Parties shall be satisfactory to Agent;

10.	Agent shall have received a notice of borrowing and accompanying flow of funds, in each case, in form and substance reasonably satisfactory to Agent;

11.
Receipt by the Lenders, at least ten (10) days prior to the Initial Funding Date, of all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and, to the extent any Credit Party qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), at least five (5) business days prior to the Closing Date, a certification regarding beneficial ownership required by the Beneficial Ownership Regulation in relation to such Credit Party;

12.	Evidence of the insurance and endorsements required by the Credit Documents;

13.
Evidence satisfactory to Agent in the form of a solvency certificate with appropriate attachments from the Credit Parties that, as of the Closing Date, after giving effect to the consummation of the Transactions, each Credit Party is and will be solvent;

Annex C-2

14.	Satisfactory documentation governing, and consummation of, the recapitalization of the Credit Parties in connection with the Qualifying IPO on terms acceptable to Agent;

15.
The closing of the Credit Facilities shall have been consummated substantially concurrently with the sale or the listing for trading of common stock of PubCo on a bona fide nationally recognized securities exchange resulting in PubCo receiving gross proceeds of no less than $60,000,000 (such transaction, the “Qualifying IPO”) and substantially all of the net proceeds of such Qualifying IPO shall have been further contributed to Holdings substantially concurrently with such Qualifying IPO;

16.	Agent shall have received all necessary governmental and third party waivers and consents in connection with the Qualifying IPO and the other Transactions;

17.
Agent shall have received certified copies of the definitive documentation of the Companies’ floorplan facilities (the “Floorplan Financing”), each of which shall be in form and substance satisfactory to Agent and shall include consents, amendments and/or other modifications necessary to permit the consummation of the Transactions.  Such Floorplan Financing shall have commitments and availability in such amounts and on such terms, including, but not limited to, with respect to any intercreditor agreement and subordination agreement, as are satisfactory to Agent.

18.
Substantially concurrently with the closing of the Qualifying IPO on the Closing Date, all existing indebtedness including existing third party debt for borrowed money of PubCo and its subsidiaries (other than Floorplan Financing and other indebtedness permitted by the Credit Facilities) shall have been repaid, redeemed, defeased, discharged, refinanced or terminated (or irrevocable notice for the repayment or redemption thereof will be given to the extent accompanied by any prepayments or deposits required to defease, terminate and satisfy in full the obligations under any related indentures or notes) and all commitments thereunder shall have been terminated, in each case as evidenced by payoff, release and termination documentation satisfactory to Agent;

19.	All fees, expenses, and other consideration required to be paid on the Closing Date shall have been paid;

20.
On the Closing Date and immediately after giving effect to the consummation of the Transactions, including the payment of all transaction costs required to be paid in cash, the Senior Leverage Ratio (as defined in the Existing Credit Agreement) shall not be greater than 2.00:1.00;

21.
On the Closing Date and immediately after giving effect to the consummation of the Transactions, including the payment of all transaction costs required to be paid in cash, the Total Leverage Ratio (as defined in the Existing Credit Agreement) shall not be greater than 2.50:1.00;

22.
On the Closing Date and immediately after giving effect to the consummation of the Transactions, including the payment of all transaction costs required to be paid in cash, the Credit Parties shall have unrestricted cash and/or availability under the Revolving Facility of at least $5,000,000;

23.	Agent shall have received a pledge of 100% of the equity interests of Holdings owned by PubCo (the “PubCo Pledge Agreement”);

24.
Concurrently with the Qualifying IPO, the limited liability company interests in Companies designated as “Preferred Units” shall be redeemed, retired or otherwise paid or satisfied in full on terms and conditions satisfactory to Agent; and

25.	Concurrently with the Qualifying IPO, the BMI Stock and the Mack Stock, in each case, shall be redeemed, retired or similarly purchased for value, on terms and conditions satisfactory to Agent.

Annex C-3